Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter 2022

Net Income of $3.2 Million

SOLID LOAN GROWTH, MARGIN EXPANSION AND CONTINUED STRONG ASSET QUALITY METRICS SUPPORT REVENUE GROWTH

OSWEGO, N.Y., October 31, 2022 – Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced net income for the quarter ended September 30, 2022 of $3.2 million, or $0.52 per basic and diluted common share, compared to $3.4 million, or $0.56 per basic and diluted common share, for the third quarter of 2021. Third quarter 2022 total revenue (net interest income and total noninterest income) of $11.9 million increased $604,000, or 5.3%, compared to the third quarter of 2021.

Third Quarter 2022 and Nine Month Performance Highlights

•
Total interest-earning assets of $1.31 billion increased $129.6 million, or 11.0%, from $1.18 billion at September 30, 2021 and $95.3 million, or 7.9%, from $1.21 billion at December 31, 2021.
•
Total loans were $886.2 million at the end of the third quarter of 2022 compared to $788.2 million at September 30, 2021, and $832.5 million at December 31, 2021. Excluding Paycheck Protection Program (PPP) loans, total loans grew by $124.7 million, or 16.4%, from September 30, 2021, and $72.4 million, or 8.9%, from year end 2021.
•
Total deposits of $1.18 billion, increased $134.4 million, or 12.8%, compared to September 30, 2021 and $125.2 million, or 11.9%, compared to December 31, 2021.
•
Increased competition for deposits in the current rising rate environment contributed to the 26 basis point increase in deposit funding costs of 0.81% for the third quarter 2022, as compared to 0.55% in the third quarter of 2021. Total funding costs increased 21 basis points to 0.99% from the prior year’s third quarter of 0.78%.
•
Net interest income of $10.8 million for the third quarter 2022 increased by $989,000, or 10.1%, from the prior year period, and net interest margin expanded to 3.32% for the third quarter 2022, up 1 basis point from the prior year period.
•
Tangible book value per common share of $17.11 at September 30, 2022 increased $0.04 from $17.07 at September 30, 2021. See accompanying Non-GAAP Reconciliation.

"We are very pleased by the success of our lending teams that have continued to build both new and existing relationships with customers in our Central New York footprint and drive significant growth, especially in commercial real estate lending,” said James A. Dowd, President and Chief Executive Officer.

"Strong annualized loan growth of 9.2% led to net interest income growth and margin expansion during the third quarter of 2022. The relatively modest increase in operating expenses in the third quarter was primarily due to inflationary pressures on salaries and benefits, which were partially mitigated by the impact of our disciplined expense management in many other areas. Our underlying asset quality and balance sheet strength keeps us well-positioned for additional success in the expected continuing rising interest rate environment.”

“We grew total revenue 5.3% in the third quarter, to $11.9 million. Overall profitability continues to be solid as demonstrated by our return on average assets of 0.93% and annualized return on average equity of 11.49%. Net interest margin for the third quarter of 2022 was 3.32%, reflecting an 18 basis point increase compared to 3.14% in the second quarter of 2022. This primarily reflected a 34 basis point increase in average loan yields which was partially offset by the 30 basis point increase in the average cost for interest-bearing liabilities from the second quarter of 2022.”

“Our Board of Directors approved a quarterly cash dividend of $0.09 per share, a $0.02, or 28.6% increase compared to the dividend declared in September 2021, which reflects our ongoing commitment to creating value for our investors by returning an appropriate level of capital to our shareholders.”

“We continue to make investments that will better position us to serve our customers now and in the future. As an example, we look forward to the opening of our newest strategically located branch in Syracuse before year end. This branch will offer a broad range of community banking services to areas that we believe are currently underserved as well as provide an enhanced level of convenience for many of our existing customers. We will continue to explore additional opportunities in the future to expand our successful presence within our footprint both via traditional branch operations and the introduction of enhanced customer-facing technologies.”

“Our dedicated team of top talent is positioned to continue solid loan production and deposit growth through robust pipelines and expanding opportunities within the Central New York communities that we serve. We support this growth strategy through investments in talent and digital initiatives to better serve our customers and enable us to expand our presence while continuing to deliver long-term shareholder value.”

Income Statement for the Quarter and Nine Months Ended September 30, 2022

Third quarter 2022 net interest income increased 10.1% to $10.8 million, compared to $9.8 million for the same quarter in 2021. The increase in net interest income between comparable quarters was primarily due to the 15.1% increase in interest and dividend income in the third quarter of 2022 to $13.4 million, compared to $11.6 million in the third quarter of 2021. Net interest income was also improved due to the 20 basis point increase in average yield on interest-earning assets. The change in the average balance of interest-earning assets for the three months ended September 30, 2022 was due to an increase in the aggregate of loans, taxable investment securities and tax-exempt securities in the amount of $114.2 million when compared to the same prior year period. These improvements in net interest income were partially offset by an increase in interest expense for the third quarter of 2022 of $762,000, or 41.4%, to $2.6 million, from $1.8 million for the prior year quarter.

Compared to the third quarter of 2021, average loan yields decreased 10 basis points during the three months ended September 30, 2022 and was primarily due to a $451,000 reduction in deferred Paycheck Protection Program (PPP) deferred fee income recognized in the quarter ended September 30, 2022, as compared to the same quarter in 2021. Absent the effects of PPP revenue recognition, loan yields in aggregate would have increased 12 basis points to 4.43% in the three months ended September 30, 2022 from 4.31% for the same three month period in 2021.

Net interest income for the nine months ended September 30, 2022 increased $1.7 million or 5.8%, to $30.2 million compared to $28.6 million for the nine months ended September 30, 2021. Interest and dividend income for the nine months ended September 30, 2022 was $36.1 million, an increase of $1.4 million or 4.1%, compared to $34.6 million for the same period in 2021. The increase was primarily due to the $38.4 million increase in the average balance of taxable investment securities and the increase in average yields on these securities of 23 basis points, compared to the prior year period, which in combination added $1.4 million to interest income. Interest expense of $5.8 million for the same nine-month period decreased by $227,000, or 3.7%, from the prior year period, primarily because of a 7 basis point decrease in the interest rate paid on interest bearing liabilities. This decline in rates paid on interest bearing liabilities reflects the extremely low level of interest rates that were prevalent in the later months of 2021 and the first half of 2022. Changes in the Company's liability costs typically lag changes in interest rates in both timing and magnitude. It is therefore expected that the Company's liability costs will increase in the near term, perhaps significantly, as a result of the substantial increases in interest rates that have taken place over the most recent six month period.

The 18 basis point decline in average loan yields during the nine months ended September 30, 2022, as compared to the same nine month period in 2021, was due to a variety of factors, most notably a $1.1 million reduction in deferred PPP fee income recognized in the first nine months of 2022 as compared to the same nine month period in the previous year. Absent the effects of PPP revenue recognition, loan yields in aggregate would have decreased one basis point to 4.15% in the nine months ended September 30, 2022 from 4.16% for the same nine month period in 2021.

Management relies on both internally-prepared and externally-supplied modeling to forecast and manage both net interest margin and associated interest rate risks. As a result of this modeling, the Bank's management team believes that the Company will benefit modestly from expanding net interest margins within the current interest rate environment during the fourth quarter of 2022 and into the first half of 2023. However, the amount and duration of this potential benefit is highly dependent upon many factors, including but not limited to changes in depositor behaviors over time. These factors cannot be predicted with certainty in the currently volatile interest rate environment.

Components of Net Interest Income

The following table details the components of net interest income for the three and nine months ended September 30, 2022 and 2021:

Unaudited	For the three months ended				For the nine months ended
(In thousands, except per share data)	September 30, 2022	September 30, 2021	Change		September 30, 2022	September 30, 2021	Change
Interest and dividend income:
Loans, including fees	$9,895	$9,465	$430	4.5%	$27,561	$28,096	$(535)	-1.9%
Debt securities:						-
Taxable	3,052	2,049	1,003	49.0%	7,695	6,177	1,518	24.6%
Tax-exempt	351	28	323	1153.6%	612	99	513	518.2%
Dividends	56	87	(31)	-35.6%	155	261	(106)	-40.6%
Federal funds sold and interest earning deposits	29	3	26	866.7%	48	7	41	585.7%
Total interest and dividend income	13,383	11,632	1,751	15.1%	36,071	34,640	1,431	4.1%
Interest expense:
Interest on deposits	1,907	1,154	753	65.3%	4,006	3,825	181	4.7%
Interest on short-term borrowings	123	2	121	6050.0%	152	8	144	1800.0%
Interest on long-term borrowings	131	274	(143)	-52.2%	405	865	(460)	-53.2%
Interest on subordinated debt	442	411	31	7.5%	1,284	1,376	(92)	-6.7%
Total interest expense	2,603	1,841	762	41.4%	5,847	6,074	(227)	-3.7%
Net interest income	10,780	9,791	989	10.1%	30,224	28,566	1,658	5.8%
Provision for loan losses	710	104	606	582.7%	871	2,061	(1,190)	-57.7%
Net interest income after provision for loan losses	$10,070	$9,687	$383	4.0%	$29,353	$26,505	$2,848	10.7%

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”). PPP loans are substantially guaranteed as to timely repayment by the SBA and have unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness. The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans. Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended		For the nine months ended
(In thousands, except number of loans)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Number of PPP loans originated in the period	-	-	-	478
Funded balance of PPP loans originated in the period	$-	$-	$-	$36,369
Number of PPP loans forgiven in the period	54	287	243	636
Balance of PPP loans forgiven in the period	$4,184	$26,621	$12,601	$68,726
Deferred PPP fee income recognized in the period	$144	$595	$691	$1,742

(In thousands)	September 30, 2022	September 30, 2021
Unearned PPP deferred fee income at end of period	$28	$1,124

(In thousands, except number of loans)	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	1,164	$111,028
Total PPP loans remaining at September 30, 2022	13	$693

Provision for Loan Losses

The Company reported a provision for loan losses of $710,000 for the third quarter of 2022, as compared to a provision for loan losses of $104,000 for the third quarter of 2021. The provision for loan losses for the first nine months of 2022 was $871,000, compared to $2.1 million for the same period in 2021. The increase in provision for loan losses in the third quarter of 2022, as compared to the same three month period in 2021, primarily reflected required reserves related to year-over-year loan growth and management's decision to downgrade a specifically-identified commercial real estate and commercial loan borrower relationship with an aggregate total related outstanding credit balance of $7.2 million. Certain credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its loan classification and reserve building methodologies to the analysis of these portfolios. Please refer to the asset quality section below for a further discussion of asset quality as it relates to the allowance for loan losses.

Noninterest Income

Third quarter 2022 noninterest income was $1.2 million, a decrease of $385,000, or 24.9%, compared to $1.5 million for the same three-month period in 2021. The decrease in noninterest income, as compared to the same quarter of the previous year was due to (1) a loss on sales and redemptions of investment securities in the current quarter, compared to a net gain in the third quarter of 2021, (2) no activity with sales of marketable equity securities in the current quarter compared to the net gain on marketable equity securities recorded in the third quarter of 2021, and (3) a decrease in service charges for overdraft, ATM fees and insufficient funds on deposit accounts for the current quarter compared to the third quarter of 2021.

Noninterest income was $4.1 million for the nine months ended September 30, 2022, a decrease of $765,000, or 15.9%, compared to $4.8 million for the same nine-month period in 2021. The decrease in noninterest income, as compared to the nine-month period of the previous year was primarily due to the net loss on sales and redemptions of investment securities and a decline in the gains on marketable securities.

The following table details the components of noninterest income for the three and nine months ended September 30, 2022 and 2021:

Unaudited	For the three months ended				For the nine months ended
(Dollars in thousands)	September 30, 2022	September 30, 2021	Change		September 30, 2022	September 30, 2021	Change
Service charges on deposit accounts	$334	$393	$(59)	-15.0%	$876	$1,082	$(206)	-19.0%
Earnings and gain on bank owned life insurance	156	164	(8)	-4.9%	441	418	23	5.5%
Loan servicing fees	74	54	20	37.0%	260	155	105	67.7%
Debit card interchange fees	180	236	(56)	-23.7%	639	698	(59)	-8.5%
Insurance agency revenue	258	303	(45)	-14.9%	849	817	32	3.9%
Other charges, commissions and fees	310	235	75	31.9%	1,002	800	202	25.3%
Noninterest income before (losses) gains	1,312	1,385	(73)	-5.3%	4,067	3,970	97	2.4%
Net (losses) gains on sales of securities, fixed assets, loans and foreclosed real estate	(151)	72	(223)	-309.7%	(46)	483	(529)	-109.5%
Gains on marketable equity securities	-	89	(89)	-100.0%	39	372	(333)	89.5%
Total noninterest income	$1,161	$1,546	$(385)	-24.9%	$4,060	$4,825	$(765)	-15.9%

Noninterest Expense

Total noninterest expense for the third quarter of 2022 was $7.3 million, an increase of $444,000, or 6.5%, compared to $6.8 million for the third quarter of 2021. The increase was primarily a result of higher salaries and employee benefits expense of $572,000, or 15.8%, and a net decrease of $128,000, or 4.0%, in all other expense categories. The $572,000 increase in salaries and benefits expense for the three months ended September 30, 2022 was primarily due to increases in individual staff salaries and certain commissions paid related to insurance and investment services business lines activities. Additionally, salaries and benefits expenses increased due to additions to staff headcount concentrated primarily in the loan servicing areas and within the Bank's branch system. Staffing increases within the Bank's branch system were made in anticipation of the imminent opening of the Bank's eleventh branch. During 2022, the Company increased its overall salary structure where it was deemed appropriate in order to effectively respond to inflationary and competitive pressures within our marketplace to recruit and retain talent.

Total noninterest expense for the nine-month period of 2022 was $21.7 million, an increase of $1.4 million, or 6.7%, compared with $20.3 million for the prior year period. The increase was primarily a result of higher salaries and employee benefits expense of $1.6 million, or 14.9%, that was primarily comprised of a $1.0 million, or 10.7%, increase in salaries, a $379,000 reduction in the level of deferred employee-related expenses related to loan origination volume declines following the cessation of the PPP, a $136,000 increase in employee benefits and a $85,000 net increase in all other salaries and employee benefit expenses.

The $1.0 million increase in salaries expense for the nine months ended September 30, 2022 was primarily due to increases in individual salaries, enacted early in 2022 and continuing through the year, as well as additions to staff headcount primarily in the loan servicing areas and within the Bank's branch system, as discussed above. Additionally, under generally accepted accounting principles (GAAP), certain direct costs related to loan originations are deferred and recorded as an adjustment to yield over the life of the loan. The $379,000 reduction in the total deferred employee related expenses in the nine months ended September 30, 2022, as compared to the same nine month period in 2021, was primarily due to the termination of the PPP loan program in 2022, which returned loan origination volume to normalized levels. The $136,000 increase in employee benefit expenses is consistent with increased staffing levels and additionally reflects increases in per-employee benefit costs, including health insurance premiums.

The following table details the components of noninterest expense for the three and nine months ended September 30, 2022 and 2021:

Unaudited	For the three months ended				For the nine months ended
(Dollars in thousands)	September 30, 2022	September 30, 2021	Change		September 30, 2022	September 30, 2021	Change
Salaries and employee benefits	$4,196	$3,624	$572	15.8%	$12,030	$10,466	$1,564	14.9%
Building and occupancy	835	724	111	15.3%	2,491	2,387	104	4.4%
Data processing	485	686	(201)	-29.3%	1,552	2,016	(464)	-23.0%
Professional and other services	267	385	(118)	-30.6%	1,112	1,253	(141)	-11.3%
Advertising	199	191	8	4.2%	621	696	(75)	-10.8%
FDIC assessments	162	222	(60)	-27.0%	606	652	(46)	-7.1%
Audits and exams	141	193	(52)	-26.9%	424	572	(148)	-25.9%
Insurance agency expense	229	227	2	0.9%	687	627	60	9.6%
Community service activities	58	59	(1)	-1.7%	193	181	12	6.6%
Foreclosed real estate expenses	17	8	9	112.5%	57	30	27	90.0%
Other expenses	678	504	174	34.5%	1,892	1,424	468	32.9%
Total noninterest expenses	$7,267	$6,823	$444	6.5%	$21,665	$20,304	$1,361	6.7%

Balance Sheet on September 30, 2022

The Company’s total assets on September 30, 2022 were $1.40 billion, an increase of $111.8 million, or 8.7%, from $1.30 billion on December 31, 2021. This increase was primarily driven by an increase in commercial loans, and held-to-maturity securities that represented a re-deployment of the net cash flows received primarily as a result of the PPP loan forgiveness activities and, to a lesser degree, other pandemic-related economic stimulus. Total loans of $886.2 million at September 30, 2022 increased by $53.7 million, or 6.5%, compared with $832.5 million on December 31, 2021 and $98.1 million, or 12.4%, compared with $788.1 million on September 30, 2021, as organic loan growth was partially offset by $680,000 of PPP loan forgiveness. Investment securities totaled $388.6 million at September 30, 2022, an increase of $36.4 million, or 10.4%, compared to $352.2 million on December 31, 2021 and $337.9 million on September 30, 2021.

Total deposits on September 30, 2022 were $1.18 billion, an increase of $125.2 million, or 11.9%, from $1.06 billion at December 31, 2021 and an increase of $134.4 million, or 12.8%, compared to September 30, 2021. Interest-bearing deposits of $993.4 million on September 30, 2022 were up by $130.0 million, or 15.1% from year-end 2021, and up by $153.4 million, or 18.3%, from September 30, 2021, a result of net inflows of municipal deposits due primarily to seasonal timing of tax collections. Additionally, brokered deposits increased $145.1 million at September 30, 2022 when compared to December 31, 2021, and $173.8 million when compared to September 30, 2021. This increase in brokered deposits was due in part to management's efforts to lock in certain interest rate spreads, primarily related to both purchased loans and investment securities, in the first two quarters of 2022. Noninterest-bearing deposits totaled $187.2 million on September 30, 2022, a decrease of $4.7 million, or 2.4%, from year-end 2021 and a decrease of $19.0 million, or 9.2%, from September 30, 2021, which was the result of the drawdown of customer funds related to economic stimulus and PPP.

Shareholders’ equity was $107.3 million at September 30, 2022, a decrease of $3.0 million, as compared to $110.3 million at December 31, 2021. The $3.0 million decline in shareholders' equity was primarily due to an increase of $11.3 million in accumulated other comprehensive loss, due to unrealized temporary losses on investment securities categorized as available-for-sale, and $740,000 in declared dividend distributions, partially offset by an increase in retained earnings for the nine months ended September 30, 2022 of $7.6 million, or 12.5%.

The $11.3 million tax-effected increase in accumulated other comprehensive loss from December 31, 2021 to September 30, 2022, was primarily due to the decline in the fair value of the Company's available-for-sale investment securities portfolio during that period. The available-for-sale investment securities portfolio, with an aggregate amortized historical cost of $214.4 million, had an aggregate fair value that was less than its aggregate amortized historical cost by $11.4 million, or 5.32%, at September 30, 2022. The available-for-sale investment securities portfolio, with an aggregate amortized historical cost of $190.0 million, had an aggregate fair value that exceeded its aggregate amortized historical cost by $579,000, or 0.30%, at December 31, 2021. The resultant $12.0 million total decline in the fair value of the available-for-sale investment portfolio's aggregate fair value relative to its aggregate amortized historical cost, in the nine months ended September 30, 2022, was due to the significant increase in general interest rates that occurred in that period and did not represent any other-than-temporary impairment within the portfolio at September 30, 2022.

Asset Quality

The Bank maintained strong asset quality metrics for the third quarter of 2022. Annualized net loan charge-offs to average loans improved to 0.03% for the third quarter 2022, compared with 0.12% for the third quarter of 2021 and 0.12% for the year ended December 31, 2021. Nonperforming loans as a percentage of total loans were 1.20% on September 30, 2022, compared to 1.00% on December 31, 2021, and 1.11% on September 30, 2021. The increase in the nonperforming loan portfolio on September 30, 2022, as compared to December 31, 2021, was primarily the result of the placement into nonaccrual status of a group of loans within one large commercial loan and commercial real estate borrower relationship in the amount of $7.2 million. This relationship is under active resolution management at September 30, 2022.

The following table summarizes nonaccrual loans by category and status at September 30, 2022:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	10	$848	$85	79%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,380	1,380	79%

Monthly payments for interest and escrow requirements are being made with the formal modification of the existing mortgage loan expected to be finalized during the fourth quarter of 2022. The borrower is also expected to receive specific government grant funding in the fourth quarter of 2022. In combination, these activities will allow for a reduction of the outstanding loan balance upon their finalization.

	Recreational	1	1,233	1,233	49%

The loan is currently classified as a Troubled Debt Restructuring (TDR). The due date for the loan payment was September 1, 2021. The Bank is currently working with a local economic development agency in order to assist a potential buyer of the property with financing.

	All other	9	1,875	208	122%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		5	1,511	302	N/A	Individual loans are under active resolution management by the Bank.

Commercial and industrial:		11	2,202	200	N/A	Individual loans are under active resolution management by the Bank.

Consumer loans:		11	1,576	143	N/A	Individual loans are under active resolution management by the Bank.
		48	$10,625

The allowance for loan losses to non-performing loans on September 30, 2022 was 128.3%, compared with 160.1% on September 30, 2021. The change in the allowance for loans losses to non-performing loans is reflective of the increases in nonaccrual loans detailed in the table above.

On September 30, 2022, nonperforming loans as a percentage of total loans were 1.20%, totaling 48 loans with an aggregate outstanding balance of $10.6 million, as compared to 53 loans with an aggregate outstanding balance of $11.7 million at June 30, 2022. This decrease of $1.1 million was the result of various commercial and residential loans that met criteria measurements for removal from nonaccrual status. The Bank's management is actively working with each of the nonaccrual loan borrowers and believes that the ultimate resolution of these loans will not have material effect on the results of the Company's operations in future periods.

Cash Dividend Declared

On September 26, 2022, the Company announced that its Board of Directors declared a cash dividend of $0.09 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.09 per notional share for the issued warrant relating to the fiscal quarter ended September 30, 2022. The dividend will be payable to all shareholders of record on October 14, 2022 and will be paid on November 11, 2022. Based on the closing price of the Company’s common stock of $20.34 on September 30, 2022, the implied dividend yield is 1.77%. The quarterly cash dividend of $0.09 equates to a dividend payout ratio of 18.51%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution prospective investors not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Condensed Income Statement
Interest and dividend income	$13,383	$11,632	$36,071	$34,640
Interest expense	2,603	1,841	5,847	6,074
Net interest income	10,780	9,791	30,224	28,566
Provision for loan losses	710	104	871	2,061
	10,070	9,687	29,353	26,505
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,312	1,385	4,067	3,970
Net (losses) gains on sales of securities, fixed assets, loans and foreclosed real estate	(151)	72	(46)	483
Gains on marketable equity securities	-	89	39	372
Noninterest expense	7,267	6,823	21,665	20,304
Income before income taxes	3,964	4,410	11,748	11,026
Provision for income taxes	772	1,005	2,273	2,405

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$3,192	$3,405	$9,475	$8,621
Net income attributable to noncontrolling interest	12	40	73	93
Net income attributable to Pathfinder Bancorp Inc.	$3,180	$3,365	$9,402	$8,528

	For the Periods Ended
	(Unaudited)
	September 30,	December 31,	September 30,
	2022	2021	2021
Selected Balance Sheet Data
Assets	$1,396,946	$1,285,177	$1,262,198
Earning assets	1,307,430	1,212,139	1,177,821
Total loans	886,206	832,459	788,148
Deposits	1,180,583	1,055,346	1,046,216
Borrowed funds	65,621	77,098	67,054
Allowance for loan losses	13,632	12,935	14,065
Subordinated loans	29,689	29,563	29,522
Pathfinder Bancorp, Inc. Shareholders' equity	107,301	110,287	106,312

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.03%	0.12%	0.12%
Allowance for loan losses to period end loans	1.54%	1.55%	1.78%
Allowance for loan losses to nonperforming loans	128.30%	155.99%	160.10%
Nonperforming loans to period end loans	1.20%	1.00%	1.11%
Nonperforming assets to total assets	0.78%	0.65%	0.70%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Key Earnings Ratios
Return on average assets	0.93%	1.07%	0.94%	0.90%
Return on average common equity	11.49%	12.71%	11.39%	11.05%
Return on average equity	11.49%	12.71%	11.39%	11.05%
Net interest margin	3.32%	3.31%	3.18%	3.19%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,564	4,488	4,550	4,465
Basic and diluted earnings per share - Voting	$0.52	$0.56	$1.55	$1.43
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	531
Basic and diluted earnings per share - Series A Non-Voting	$0.52	$0.56	$1.55	$1.43
Cash dividends per share	$0.09	$0.07	$0.27	$0.21
Book value per common share at September 30, 2022 and 2021			$17.88	$17.85
Tangible book value per common share at September 30, 2022 and 2021			$17.11	$17.07
Tangible common equity to tangible assets at September 30, 2022 and 2021			7.37%	8.08%
Tangible common equity to tangible assets at September 30, 2022 and 2021, adjusted			7.38%	8.26%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	For the nine months
	ended September 30,
	(Unaudited)
Non-GAAP Reconciliation	2022	2021
Tangible book value per common share
Total equity	$107,301	$106,312
Intangible assets	(4,640)	(4,657)
Common tangible equity	$102,661	$101,655
Common shares outstanding	6,001	5,956
Tangible book value per common share	$17.11	$17.07

Tangible common equity to tangible assets
Tangible common equity	$102,661	$101,655
Tangible assets	1,392,306	1,257,541
Tangible common equity to tangible assets ratio	7.37%	8.08%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$102,661	$101,655
Tangible assets	1,392,306	1,257,541
Less: Paycheck Protection Program (PPP) loans	(693)	(27,293)
Total assets excluding PPP loans	$1,391,613	$1,230,248
Tangible common equity to tangible assets ratio, excluding PPP loans	7.38%	8.26%

* Basic and diluted earnings per share are calculated based upon the two-class method for the nine months ended September 30, 2022 and 2021.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended September 30,
	(Unaudited)
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$880,097	$9,895	4.50%	$822,547	$9,465	4.60%
Taxable investment securities	363,877	3,108	3.42%	317,612	2,136	2.69%
Tax-exempt investment securities	42,855	351	3.28%	14,863	28	0.75%
Fed funds sold and interest-earning deposits	10,383	29	1.12%	27,984	3	0.04%
Total interest-earning assets	1,297,212	13,383	4.13%	1,183,006	11,632	3.93%
Noninterest-earning assets:
Other assets	90,482			83,028
Allowance for loan losses	(13,050)			(14,794)
Net unrealized (losses) gains on available-for-sale securities	(10,983)			2,209
Total assets	$1,363,661			$1,253,449
Interest-bearing liabilities:
NOW accounts	$101,907	$85	0.33%	$94,654	$81	0.34%
Money management accounts	16,097	4	0.10%	16,583	5	0.12%
MMDA accounts	244,884	427	0.70%	241,374	241	0.40%
Savings and club accounts	140,425	52	0.15%	126,511	42	0.13%
Time deposits	440,227	1,339	1.22%	358,634	785	0.88%
Subordinated loans	29,655	442	5.96%	29,496	411	5.57%
Borrowings	78,232	254	1.30%	78,892	276	1.40%
Total interest-bearing liabilities	1,051,427	2,603	0.99%	946,144	1,841	0.78%
Noninterest-bearing liabilities:
Demand deposits	189,317			189,951
Other liabilities	12,248			11,441
Total liabilities	1,252,992			1,147,536
Shareholders' equity	110,669			105,913
Total liabilities & shareholders' equity	$1,363,661			$1,253,449
Net interest income		$10,780			$9,791
Net interest rate spread			3.14%			3.15%
Net interest margin			3.32%			3.31%
Ratio of average interest-earning assets to average interest-bearing liabilities			123.38%			125.03%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the nine months ended September 30,
	(Unaudited)
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$863,191	$27,561	4.26%	$842,850	$28,096	4.44%
Taxable investment securities	348,499	7,850	3.00%	310,098	6,438	2.77%
Tax-exempt investment securities	37,593	612	2.17%	12,631	99	1.05%
Fed funds sold and interest-earning deposits	19,950	48	0.32%	28,433	7	0.03%
Total interest-earning assets	1,269,233	36,071	3.79%	1,194,012	34,640	3.87%
Noninterest-earning assets:
Other assets	85,652			81,779
Allowance for loan losses	(13,040)			(13,962)
Net unrealized (losses) gains on available-for-sale securities	(7,230)			1,802
Total assets	$1,334,615			$1,263,631
Interest-bearing liabilities:
NOW accounts	$104,874	$234	0.30%	$94,018	$212	0.30%
Money management accounts	16,212	12	0.10%	16,059	13	0.11%
MMDA accounts	255,933	985	0.51%	238,507	737	0.41%
Savings and club accounts	139,798	150	0.14%	119,859	115	0.13%
Time deposits	401,297	2,625	0.87%	376,724	2,748	0.97%
Subordinated loans	29,617	1,284	5.78%	33,814	1,376	5.43%
Borrowings	70,833	557	1.05%	84,001	873	1.39%
Total interest-bearing liabilities	1,018,564	5,847	0.77%	962,982	6,074	0.84%
Noninterest-bearing liabilities:
Demand deposits	194,220			186,125
Other liabilities	11,808			11,660
Total liabilities	1,224,592			1,160,767
Shareholders' equity	110,023			102,864
Total liabilities & shareholders' equity	$1,334,615			$1,263,631
Net interest income		$30,224			$28,566
Net interest rate spread			3.02%			3.03%
Net interest margin			3.18%			3.19%
Ratio of average interest-earning assets to average interest-bearing liabilities			124.61%			123.99%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	(Unaudited)			(Unaudited)
	Three months ended September 30,			Nine months ended September 30,
	2022 vs. 2021			2022 vs. 2021
	Increase/(Decrease) due to			Increase/(Decrease) due to
			Total			Total
			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$1,607	$(1,177)	$430	$941	$(1,476)	$(535)
Taxable investment securities	341	631	972	840	572	1,412
Tax-exempt investment securities	116	207	323	333	180	513
Interest-earning deposits	(13)	39	26	(4)	45	41
Total interest income	2,051	(300)	1,751	2,110	(679)	1,431
Interest Expense:
NOW accounts	13	(9)	4	25	(3)	22
Money management accounts	-	(1)	(1)	-	(1)	(1)
MMDA accounts	4	182	186	56	192	248
Savings and club accounts	4	6	10	22	13	35
Time deposits	207	347	554	241	(364)	(123)
Subordinated loans	2	29	31	(216)	124	(92)
Borrowings	(2)	(20)	(22)	(123)	(193)	(316)
Total interest expense	228	534	762	5	(232)	(227)
Net change in net interest income	$1,823	$(834)	$989	$2,105	$(447)	$1,658

The above information is preliminary and based on the Company's data available at the time of presentation.